Exhibit 10.11

February 4, 2013

Dear Laura:

This letter is to confirm our discussions regarding the possibility of your accepting employment as the Vice President Legal, Human Resources and General Counsel of Cole Haan, LLC (the “Company,” “we” or “us”). Attached as Appendix A, please find a term sheet that summarizes the compensation package we propose for your serving as our Vice President Legal, Human Resources and General Counsel.

Please review Appendix A, and let us know if you have any comments or questions. Once we reach agreement regarding your compensation terms as set forth in this letter and Appendix A (collectively, the “Term Sheet”), we agree in good faith to enter into a written employment agreement (“Employment Agreement”) formally incorporating the agreed upon terms and such employment agreement will supersede the Term Sheet and any other verbal or written communications regarding the terms of your employment.

Laura, we are excited about the possibility of you joining us as our Vice President Legal, Human Resources and General Counsel. If you accept this Term Sheet, you will be an employee of the Company as of your start date described in Appendix A, contingent to your (i) signing the Company’s standard invention assignment and proprietary information agreement, (ii) eligibility for employment under the Immigration and Reform Control Act of 1986, and (iii) successful completion of a routine background check

We ask that you kindly provide a response within five (5) business days of receiving this letter. If you agree to the terms outlined on Appendix A, please confirm that by signing below or else feel free to reach out to me directly with any questions.

Sincerely,

/s/ Mardy Cason
Mardy Cason
Vice Chairman
Cole Haan

Accepted:	/s/ Laura Kelley
Laura Kelley

Appendix A

Laura Kelley Summary of Employment Terms

Name:	Laura Kelley (“Executive”)

Title:	Vice President Legal, Human Resources and General Counsel.

Report to:	Jack Boys, the Chief Executive Officer of the Company.

Location:	New York, NY and/or Scarborough, ME, as required, until at such time that the Company’s headquarters are relocated to the New England Area. Once the Company headquarters are so relocated, then Executive will be expected to have a primary work location at the Company’s headquarters.

Start Date:	No later than March 4, 2013.

Base Salary:	Annual Base Salary: $400,000.

Bonus:

Executive will be eligible for an annual bonus upon the Company meeting established performance targets.

Executive’s annual target bonus as a percentage of Executive’s base salary will be commensurate with other Company direct reports to the Chief Executive Officer.

Sign-on Bonus:	The Company will provide Executive with a one-time signing bonus of $100,000, less regular withholdings, to compensate Executive for a forfeited bonus at Executive’s previous employer.

Long-Term Incentive Program:

Executive will be eligible to participate in the Company’s long-term incentive program (the “LTIP”), as may be adopted and developed from time to time.

Executive’s target incentive amounts in the LTIP will be commensurate with other Company direct reports to the Chief Executive Officer.

Equity Incentives:	Subject to necessary corporate approvals, the Company will grant Executive 1% of the total pool of Class B Units (or 4% of the pool available for issuance to new executives).

Employee Benefits:	Executive will be eligible to participate in the Company’s employee benefit plans, policies and arrangements applicable to other executives generally.

Severance:	If the Company (or any successor corporation) terminates Executive’s employment other than for Cause, death or disability, then, subject to execution of a release of claims in the form provided by the Company, Executive shall receive continued payments of Executive’s base salary for 12 months.

Cause Definition:	Consistent with agreements of other Company executives, “Cause” will be defined as:

(i) Conviction or a plea of nolo contendere of a felony;

(ii)  violation of any material provision of this Agreement or other Company written policy reasonably available to the Executive, and such violation is not remedied within 15 days after written notice thereof from the Company to the Executive specifically identifying the nature of such violation (to the extent such violation is curable);

(iii)  misappropriation of material assets of the Company or of any affiliate of the Company; or

(iv) willful failure to perform the Executive’s material job duties (other than due to mental or physical disability), which failure is not cured in all material respects within 30 days after written notice from the Company which specifically identifies the manner in which the Company believes that the Executive has failed to perform.

Term:	Two year initial term, with automatic annual renewals; provided either party may elect not to extend Employment Agreement upon 60 days notice.

Non-Solicitation and Non-Compete:	Consistent with agreements of other Company executives, (i) non-solicitation covenant of two years post-termination; and (ii) non-competition covenant of one year post-termination.

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